Consent of Independent Certified Public Accountants

We have issued our report, dated June 8, 2010, with respect to the financial statements of Strategic Office Solutions, Inc., dba Daegis, included in Exhibit 99.1 to this current report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unify Corporation on Form S-3 (File No. 333-161645, effective November 12, 2009) and on Forms S-8 (File No. 333-13203, effective October 1, 1996, File No. 333-61705, effective August 18, 1998, File No. 333-92973, effective December 17, 1999, File No. 333-71814, effective October 18, 2001, File No. 333-98633, effective August 23, 2002, File No. 333-120750, effective November 24, 2004 and File No. 333-149905, effective March 26, 2008).

/s/ Grant Thornton LLP

Reno, Nevada
September 7, 2010